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                                                                    EXHIBIT 23.2



             Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cutter & Buck Inc. for the registration of 129,861 shares of its common stock and to the incorporation by reference therein of our report dated June 17, 1996 (except for the third paragraph of Note 7, as to which the date is July 8, 1996), with respect to the financial statements of Cutter & Buck Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 1996, filed with the Securities and Exchange Commission.



                                       ERNEST & YOUNG LLP


Seattle, Washington
June 11, 1997



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